Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES PRELIMINARY FOURTH QUARTER AND YEAR-END RESULTS

Denver, Colorado - April 15, 2024 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) announces its preliminary first quarter results that includes the sale of 3,557 ounces of gold and 216,535 ounces of silver resulting in total gold equivalent (“AuEq”) ounces of 5,965. Additionally, the company sold 1,682 tonnes of zinc, 264 tonnes of copper, and 667 tonnes of lead.

“During the first quarter we continued our process to identify and implement opportunities for cost reductions and operational efficiencies in order to improve profitability. We are also moving forward with our 2024 drill program with the purpose of increasing our resources and reserves that could lead to future production improvements.” stated Allen Palmiere, President and CEO. “The Mexican peso has continued to remain strong against the US dollar, but we have seen substantial increases in the metals prices that are more than offsetting the impact of the exchange rate.  With the enhancements we are making with our operations and the improvements we are seeing in the metal prices, we are moving in the right direction.”

Sales Statistics	Three months ended March 31,
	2024	2023
Metal sold
Gold (ozs.)	3,557	6,508
Silver (ozs.)	216,535	294,815
Copper (tones)	264	332
Lead (tonnes)	667	1,417
Zinc (tonnes)	1,682	3,060
Average metal prices realized(1)
Gold ($ per oz.)	2,094	1,915
Silver ($ per oz.)	23	23
Copper ($ per tonne)	8,546	9,172
Lead ($ per tonne)	1,977	2,158
Zinc ($ per tonne)	2,483	3,195
Precious metal gold equivalent ounces sold
Gold Ounces	3,557	6,508
Gold Equivalent Ounces from Silver	2,408	3,547
Total AuEq Ounces	5,965	10,055

(1)	Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices. Our average metal prices realized will therefore differ from the average market metal prices in most cases.

Trending Production Statistics

3)
	For the three months ended:
	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024
Arista Mine
Tonnes Milled	116,616	116,721	113,510	116,626	111,255	98,889
Average Gold Grade (g/t)	2.51	2.33	1.59	1.52	1.44	1.89
Average Silver Grade (g/t)	109	94	86	73	85	88
Average Copper Grade (%)	0.45	0.37	0.37	0.32	0.39	0.37
Average Lead Grade (%)	1.58	1.73	1.64	1.29	1.39	1.25
Average Zinc Grade (%)	4.27	3.88	3.72	3.24	2.95	2.82
Combined
Tonnes milled	116,616	117,781	113,510	116,626	111,255	98,889
Tonnes Milled per Day(2)	1,389	1,420	1,395	1,557	1,379	1,328
Metal production (before payable metal deductions)(3)
Gold (ozs.)	7,767	7,171	4,637	4,443	4,077	4,757
Silver (ozs.)	370,768	322,676	289,816	247,159	282,488	251,707
Copper (tonnes)	406	336	334	276	341	280
Lead (tonnes)	1,323	1,559	1,389	1,048	1,072	812
Zinc (tonnes)	4,198	3,837	3,569	3,223	2,884	2,310

(2)	Based on actual days the mill operated during the period.
(3)	The difference between what we report as "Metal Production" and "Metal Sold" is attributable to the difference between the quantities of metals contained in the concentrates we produce versus the portion of those metals actually paid for according to the terms of our sales contracts. Differences can also arise from inventory changes related to shipping schedules, or variances in ore grades and recoveries which impact the amount of metals contained in concentrates produced and sold.

Q1 2024 Conference Call

The Company will host a conference call Wednesday, May 1, 2024 at 12:00 p.m. Eastern Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Alberto Reyes, Chief Operating Officer and Chet Holyoak, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://onlinexperiences.com/Launch/QReg/ShowUUID=617944F2-FF66-4B11-A082-3804BF9CF029

To join the call via telephone, please use the following dial-in details:

Participant Toll Free: +1 (800) 717-1738

International:             +1 (289) 514-5100

Conference ID: 45398

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico.  The company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the Don David mine and to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

Contacts:

Chet Holyoak

Chief Financial Officer

Chet.Holyoak@GRC-USA.com

www.GoldResourceCorp.com